Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2010 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Horsehead Holding Corp. and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Horsehead Holding Corp. on Form S-8 (File No. 333147750, effective November 30, 2007).
/s/   Grant Thornton LLP
Cleveland, Ohio
March 16, 2010